Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Timber Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	283,145	$1.71	$484,177.95	0.00011020	$53.36
Total Offering Amounts							$53.36
Total Fee Offsets(3)							—
Net Fee Due							$53.36

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2020 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions. Represents an automatic annual increase on January 1, 2023, which annual increase is provided for in the 2020 Plan, and an increase approved by the Board of Directors of the Registrant on April 11, 2023 and by the stockholders of the Registrant on June 23, 2023, to the number of shares of the Registrant’s Common Stock reserved for issuance under the 2020 Plan.

(2)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s Common Stock as reported on the NYSE American on July 26, 2023.

(3)	The Registrant does not have any fee offsets.